UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2026

CPS TECHNOLOGIES CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-16088	04-2832509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 South Worcester Street, Norton, Massachusetts	02766
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	508-222-0614

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4( c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CPSH	NASDAQ Capital Markets

Item 1.01 Entry into a Material Definitive Agreement.

On May 27, 2026, CPS Technologies Corp. (the “Company”) entered into securities purchase agreements (the “Purchase Agreements”) with certain institutional investors (the “Investors”) for the sale by the Company of 1,200,000 shares (the “Shares”) of its Common Stock, par value $0.01 per share (“Common Stock”), in a registered direct offering (the “Offering”), at a purchase price of $8.00 per share. The Offering was priced at-the-market under Nasdaq rules. The closing of the Offering occurred on May 29, 2026 (the “Closing Date”).

In connection with the Offering, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) on May 27, 2026 with Roth Capital Partners, LLC (the “Placement Agent”), as the exclusive placement agent in connection with the Offering. As compensation to the Placement Agent, the Company paid the Placement Agent a cash fee of 5.5% of the aggregate gross proceeds raised in the Offering, and reimbursement of certain expenses.

The Purchase Agreements contain customary representations and warranties and agreements of the Company and the purchasers and customary indemnification rights and obligations of the parties. The Company has agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or file any registration statement or prospectus, or any amendment or supplement thereto for a period of forty-five (45) days following the Closing Date, subject to certain exceptions. The Company also agreed not to enter into specified Variable Rate Transactions (as defined in the Purchase Agreement) for a period of one hundred and eighty (180) days following the Closing Date, subject to certain specified exceptions.

The shares of Common Stock described above were offered pursuant to the Registration Statement on Form S-3 (File No. 333-282266), filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 20, 2024, which was amended on October 15, 2024 and declared effective by the Commission on October 17, 2024, including a prospectus included in the Registration Statement, and a prospectus supplement, dated May 27, 2026.

The Company received net proceeds of approximately $9.0 million from the Offering, after deducting the estimated offering expenses payable by the Company, including the Placement Agent fees. The Company intends to use the net proceeds from this Offering for general corporate purposes, which may include working capital, capital expenditures, commercialization of developing technologies and other investments.

The representations, warranties and covenants contained in the Purchase Agreement and the Placement Agency Agreement were made solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties. Accordingly, such agreements are incorporated herein by reference only to provide investors with information regarding the terms of such agreements, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Commission.

The foregoing summaries of the Purchase Agreement and Placement Agency Agreement do not purport to be complete and are subject to, and qualified in their entirety by, copies of such documents attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

A copy of the opinion of Nutter McClennen & Fish LLP relating to the legality of the issuance and sale of the Shares, including the consent included therein, is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 27, 2026, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment (the “Amendment”) of the Company’s Restated Certificate of Incorporation, effective as of the same date. The Amendment increased the number of shares of common stock, $0.01 par value per share (the “Common Stock”), that the Company is authorized to issue from 20,000,000 to 25,000,000.

Item 8.01 Other Events.

The Company issued a press release announcing the pricing of the Offering on May 28, 2026. Copies of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.

Description

3.1 Certificate of Amendment of Restated Certificate of Incorporation of the Company

5.1 Opinion of Nutter McClennen & Fish LLP.

10.1 Form of Placement Agency Agreement, dated May 27, 2026, between the Company and Roth Capital Partners, LLC.

10.2 Form of Securities Purchase Agreement, dated May 27, 2026, between the Company and the purchasers party thereto.

23.1 Consent of Nutter McClennen & Fish LLP (contained in Exhibit 5.1).

99.1 Press Release of the Company, dated May 28, 2026.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPS TECHNOLOGIES CORP.
(Registrant)
Date: June 1, 2026	/s/ Brian Mackey Brian Mackey Chief Executive Officer